CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg

Vice Chairman
(951) 739-6200

Roger S. Pondel
PondelWilkinson Inc.
(310) 279-5980

Hansen Natural Board Declares Four-for-One Stock Split

Corona, CA – June 12, 2006 – Hansen Natural Corporation (NASDAQ:HANS) today announced that its Board of Directors has declared a 4-for-1 split of its common stock which will be effected in the form of a 300% stock dividend. Shareholders will be entitled to receive three additional shares for each share held. The new shares will be distributed via mail or electronically on or after July 7, 2006 to the record holders of the Company’s common stock as of the close of business (EST) on June 30, 2006.

As of today, there are approximately 22,676,583 million shares of the Company’s common stock outstanding. After the distribution of the stock dividend, there will be approximately 90,706,332 million shares of the Company’s common stock outstanding. Fractional shares resulting from the stock dividend will be paid in cash in lieu of issuing fractional shares in an amount equal to such fraction multiplied by the closing price of the Common Stock on June 30, 2006. The Company expects that its stock will begin to trade on a post-split basis on July 10, 2006.

“The Board’s action conveys its confidence in the long-term prospects for Hansen,” said Rodney C. Sacks, chairman and chief executive officer. “Additionally, we hope this will improve the Company’s stock liquidity and decrease its volatility in the marketplace as a result of the increase in the number of shares outstanding.”

Hansen Natural Corporation markets and distributes Hansen’s® Natural Sodas, Signature Sodas, fruit juice Smoothies, Energy drinks, Energade® energy sports drinks, E20

(more)

Energy Water®, Sparkling Lemonades and Orangeades, multi-vitamin juice drinks in aseptic packaging, Junior Juice® juice, iced teas, lemonades and juice cocktails, apple juice and juice blends, Blue Sky® brand beverages, Monster Energy® brand energy drinks, Lost® Energy™ brand energy drinks, Joker Mad Energy™, Rumba™ and Unbound® brand energy drinks and Fizzit™ brand powdered drink mixes. Hansen’s can be found on the Web at www.hansens.com.

Certain statements made in this announcement may constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenues and profitability. Management cautions that these statements are qualified by their terms/or important factors, many of which are outside of the control of the company, that could cause actual results and events to differ materially from the statements made herein, including, but not limited to, the following: Changes in consumer preferences, changes in demand that are weather related, particularly in areas outside of California, competitive pricing and/or marketing pressures, activities and strategies of competitors, changes in the price and/or availability of raw materials for the company’s products, the availability of production and/or suitable facilities, the marketing efforts of the distributors of the company’s products, most of which distribute products that are competitive with the products of the company, the introduction of new products, as well as unilateral decisions that may be made by grocery and/or convenience chain stores, specialty chain stores, club stores and other customers to discontinue carrying all or any of the company’s products that they are carrying at any time and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward looking statements. The Company assures no obligation to update any forward looking statements.

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